EXHIBIT 23.4

[Davis Polk & Wardwell LLP Letterhead]

December 26, 2013
Barclays Bank PLC
1 Churchill Place
London E14 5HP, England

Ladies and Gentlemen:

We have acted as special tax counsel to Barclays Bank PLC (the “Bank”) in connection with the preparation and filing of the pricing supplement (the “Pricing Supplement”) dated December 20, 2013 with the Securities and Exchange Commission (the “SEC”) relating to the offer and sale of the debt securities entitled Buffered PLUS Based on a Basket Consisting of Two Indices and One Exchange-Traded Fund Due December 26, 2018 (the “Securities”).  The Bank filed with the SEC a registration statement on Form F-3 (File No. 333-190038), including a prospectus, dated July 19, 2013, under the Securities Act of 1933, as amended, relating to, among other things, the proposed offer and sale of an unspecified principal amount of the Bank’s senior, unsecured debt securities, including the Securities.

We hereby consent to any reference to us, in our capacity as special tax counsel to the Bank, or any opinion of ours delivered in that capacity in the Pricing Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Davis Polk & Wardwell LLP